SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2004

U.S. RESTAURANT PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-13089	75-2687420
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

12240 Inwood Road, Suite 300, Dallas, Texas 75244

(972) 387-1487

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

(Former name or former address, if changed since last report)

Item 5. Other Events and Required FD Disclosure

Definitive Merger Agreement

On August 9, 2004, U.S. Restaurant Properties, Inc. (the “Company”) entered into definitive agreements to merge with CNL Restaurant Properties, Inc. and 18 CNL Income Funds. Pursuant to a merger agreement, CNL Restaurant Properties, Inc. will merge with and into the Company. Additionally, pursuant to merger agreements between each CNL Income Fund and the Company, each CNL Income Fund will merge with a separate wholly owned subsidiary of the Company’s operating partnership.

The new company, which will have approximately $2.5 billion in assets, will continue to be traded on the NYSE, will operate under the CNL Restaurant Properties name and will have financial interests in approximately 3,000 properties in 49 states, which will include leading brands such as Applebee’s, Arby’s, Bennigan’s, Burger King, Golden Corral, IHOP, Jack in the Box, KFC, Pizza Hut, TGI Friday’s and Wendy’s.

CNL Restaurant Properties shareholders will receive 0.7742 shares of the Company’s common stock and 0.16 shares of newly issued Company 7.5% Series C Redeemable Convertible Preferred Stock for each share of CNL Restaurant Properties common stock held. The 7.5% Series C Redeemable Convertible Preferred Stock has a conversion price of $19.50 per share and a liquidation value of $25.00 per share. Total consideration for CNL Income Fund mergers, assuming all of the Funds participate, will be approximately $540.0 million, of which approximately $450.0 million will be cash, with the balance made up of newly issued Company Series A Convertible Preferred Stock.

The combined company’s main lines of business will include sale/leaseback financing, property management, lease and loan servicing, mergers and acquisitions advisory services, investment and merchant banking, restaurant real estate development, and trading restaurant properties in the growing 1031 exchange market. The combined company will also offer a broad array of complementary financial services such as portfolio lending and treasury and cash management.

The 18 CNL Income Funds specialize in owning triple-net lease restaurant properties. The CNL Income Funds, which were formed between 1986 and 1997, own approximately 500 triple-net lease restaurant properties, including restaurants operating under the Jack in the Box, Golden Corral, and Checkers Drive-In brands.

The transactions are subject to approval from CNL Restaurant Properties and the Company stockholders, as well as from the limited partners of each of the 18 CNL Income Funds. The transactions are also subject to securing adequate financing and customary regulatory approvals.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

The following exhibit is included in this Form 8-K.

(c) Exhibit

99.1 Press Release, dated August 9, 2004, of U.S. Restaurant Properties, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. RESTAURANT PROPERTIES, INC.

By:	/s/ Stacy M. Riffe
Name:	Stacy M. Riffe
Title:	Chief Financial Officer

Date: August 9, 2004

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EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated August 9, 2004, of U.S. Restaurant Properties, Inc.

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